UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 26, 2021

ATOMERA INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37850	30-0509586
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

750 University Avenue, Suite 280 Los Gatos, California 95032
(Address of principal executive offices)

(408) 442-5248
(Registrant’s telephone number, including area code)

______________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock: Par value $0.001	ATOM	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On January 26, 2021, Atomera Incorporated (the “Company”) entered into employment agreements with Scott Bibaud for the position of President and Chief Executive Officer, Francis B. Laurencio for the position of Chief Financial Officer, Robert Mears for the position of Chief Technology Officer and Erwin Trautmann for the position of Executive Vice President of Business Development. The Company previously entered into employment agreements with Mr. Bibaud, Mr. Laurencio, Dr. Mears, and Mr. Trautmann, however those agreements expired on October 16, 2019, February 23, 2020, January 13, 2020 and January 1, 2020, respectively.

Bibaud Employment Agreement.

Pursuant to its employment agreement with Mr. Bibaud, the Company will compensate Mr. Bibaud at the annual rate of $375,000. Mr. Bibaud is eligible to receive an annual bonus of up to 60% of his base salary based on performance criteria set by the Company’s compensation committee. Mr. Bibaud is eligible for participation in all other plans that the Company may establish from time to time. The employment agreement entitles Mr. Bibaud to reasonable and customary health insurance and other benefits, at the Company’s expense. In the event of Mr. Bibaud’s termination without cause or resignation for good reason, as such terms are defined in the employment agreement (each, an “involuntary termination”), Mr. Bibaud will be entitled to: (i) a lump sum severance payment in the amount of eighteen (18) months of his base salary, (ii) , reimbursement of his costs for health insurance for up to twelve (12) months and (iii) have all outstanding and unvested equity awards will undergo 18 months of accelerated vesting. The employment agreement further provides that in the event of a change of control of the Company, all of Mr. Bibaud’s outstanding and unvested equity awards will become fully vested.

Laurencio Employment Agreement

Pursuant to its employment agreement with Mr. Laurencio, the Company will compensate Mr. Laurencio with an annual salary of $290,000. Mr. Laurencio is eligible to receive an annual bonus of up to 40% of his salary. Mr. Laurencio is also eligible to participate in all other plans that we may establish from time to time. The employment agreement entitles Mr. Laurencio to reasonable and customary health insurance and other benefits, at the Company’s expense, and a lump sum severance payment in the amount of six (6) months of his base salary and reimbursement for up to six (6) months of health insurance in the event of his involuntary termination. The employment agreement further provides that in the event of a change of control of the Company, all of Mr. Laurencio’s outstanding and unvested equity awards will become fully vested.

Mears Employment Agreement

Pursuant to its employment agreement with Dr. Mears, the Company will compensate Dr. Mears with an annual salary of $290,000. Dr. Mears is eligible to receive an annual bonus of up to 40% of his salary. Dr. Mears is entitled to reasonable and customary health insurance and other benefits, at the Company’s expense, and a lump sum severance payment in the amount of six (6) months of his base salary and reimbursement for up to six (6) months of health insurance in the event of his involuntary termination. The employment agreement further provides that in the event of a change of control of the Company, all of Dr. Mears’ outstanding and unvested equity awards will become fully vested.

Trautmann Employment Agreement

Pursuant to its employment agreement with Mr. Trautmann, the Company will compensate Mr. Trautmann with an annual salary of $270,000. Mr. Trautmann is eligible to receive an annual bonus of up to 35% of his salary. Mr. Trautmann is entitled to reasonable and customary health insurance and other benefits, at the Company’s expense. The employment agreement further provides that in the event of a change of control of the Company, all of Mr. Trautmann’s outstanding and unvested equity awards will become fully vested and, in the event of his involuntary termination after a change of control, Mr. Trautmann is entitled to a lump sum severance payment in the amount of six (6) months of his base salary and reimbursement for up to six (6) months of health insurance.

Mr. Bibaud, Mr. Laurencio, Dr. Mears, and Mr. Trautmann are each subject to a confidentiality and assignment agreement containing customary provisions relating to intellectual property assignment, confidentiality and indemnification,

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2021, the Company entered into employment agreements with Scott Bibaud for the position of President and Chief Executive Officer, Francis B. Laurencio for the position of Chief Financial Officer, Robert Mears for the position of Chief Technology Officer, and Erwin Trautmann for the position of Executive Vice President of Business Development. The terms of the employment agreements are set forth above in Item 1.01.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ATOMERA INCORPORATED

Dated: January 27, 2021	/s/ Francis B. Laurencio
Francis B. Laurencio,
Chief Financial Officer

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